FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	9/27/2017
Settle Date	10/12/2017
Security Name	NYC WTR 5% 6/15/31
CUSIP	64972GPP3
Price	122.132
Transaction Value	$ 8,708,011.60
Class Size	164,420,000
% of Offering	4.336%
Underwriter Purchased From	Raymond James
Underwriting Members: (1)	Raymond James
Underwriting Members: (2)	Blaylock Van, LLC
Underwriting Members: (3)	Barclays
Underwriting Members: (4)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (5)	Academy Securities
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Cabrera Capital Markets, LLC
Underwriting Members: (8)	Citigroup
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Goldman Sachs & Co.
Underwriting Members: (11)	J.P. Morgan
Underwriting Members: (12)	Jefferies
Underwriting Members: (13)	Loop Capital Markets, LLC
Underwriting Members: (14)	Mesirow Financial, Inc.
Underwriting Members: (15)	Mischler Financial Group, Inc.
Underwriting Members: (16)	Morgan Stanley
Underwriting Members: (17)	PNC Capital Markets LLC
Underwriting Members: (18)	Ramirez & Co., Inc.
Underwriting Members: (19)	RBC Capital Markets
Underwriting Members: (20)	Rice Financial Products Company
Underwriting Members: (21)	Roosevelt & Cross Incorporated
Underwriting Members: (22)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (23)	TD Securities
Underwriting Members: (24)	The Williams Capital Group, L.P.
Underwriting Members: (25)	US Bancorp
Underwriting Members: (26)	Wells Fargo Securities